Exhibit 99.1

News Release

Celanese Corporation
1601 West LBJ Freeway
Dallas, Texas 75234-6034

Celanese Corporation Declares Common Share Dividend

DALLAS, April 7, 2011 – Celanese Corporation (NYSE:CE), a global technology and specialty materials company, today declared a quarterly dividend of $0.05 per share on its common stock, payable on May 2, 2011.

The dividend is payable for the period beginning February 1, 2011 and ending on and including April 30, 2011 to owners of record as of April 18, 2011.

Contacts:

Investor Relations	Media
Mark Oberle	W. Travis Jacobsen
Phone: +1 972 443 4464	Phone: +1 972 443 3750
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519
Mark.Oberle@celanese.com	William.Jacobsen@celanese.com

About Celanese

Celanese Corporation is a global technology leader in the production of specialty materials and chemical products which are used in most major industries and consumer applications. Our products, essential to everyday living, are manufactured in North America, Europe and Asia. Known for operational excellence, sustainability and premier safety performance, Celanese delivers value to customers around the globe with best-in-class technologies. Based in Dallas, Texas, the company employs approximately 7,250 employees worldwide and had 2010 net sales of $5.9 billion, with approximately 72% generated outside of North America. For more information about Celanese Corporation and its global product offerings, visit www.celanese.com.